EXHIBIT 4.1

AGREEMENT

AGREEMENT (this “Agreement”), dated as of May 14, 2002, between Wave Three Software, Inc., a Delaware corporation (“Wave3”), and TeraGlobal Communications, Corp., a Delaware corporation (“TeraGlobal”).

WHEREAS, Wave3 is a wholly-owned subsidiary of TeraGlobal;

WHEREAS, Wave3 and TeraGlobal have entered into an Assignment and Assumption Agreement, dated May 14, 2002, pursuant to which, subject to the terms thereof, TeraGlobal assigned, transferred, conveyed and delivered to Wave3 and Wave3 accepted the Assets (as defined therein) and assumed the Liabilities (as defined therein);

WHEREAS, TeraGlobal desires to cause Wave3 to enter into a Securities Purchase Agreement (the “Purchase Agreement”) with, among others, WallerSutton 2000, L.P., a Delaware limited partnership (together with the other purchasers named therein, the “Purchasers”);

WHEREAS, in order to induce the Purchasers to enter into the Purchase Agreement with Wave3, TeraGlobal has represented to the Purchasers that Wave3 and TeraGlobal will enter into this Agreement and effect the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.     TeraGlobal hereby covenants to Wave3 that:

(a)   Prior to the Closing (as defined in the Purchase Agreement, the “Closing”), TeraGlobal shall deliver to Wave3 evidence (in the form of a proposed amendment to TeraGlobal’s Certificate of Incorporation) that the Board of Directors of TeraGlobal has approved a Going Private Transaction in the form of a reverse stock split of its common stock on a 1,000 for 1 basis, which provides for a cash payment in lieu of the issuance of any fractional shares resulting therefrom of an amount equal to $290 per share (as adjusted for the 1,000 for 1 reverse stock split the “Fractional Share Payment”).  For purposes hereof, a “Going Private Transaction” means any transaction or occurrence (including, without limitation, a reverse stock split of TeraGlobal’s common stock), pursuant to or following which TeraGlobal will have fewer than 300 stockholders of record and which would entitle TeraGlobal to suspend or terminate its obligations to file reports under Sections 13 and 15 of the Securities Exchange Act of 1934.

(b)   At the Closing, TeraGlobal shall deliver to Wave3 copies of a preliminary Information Statement (Schedule 14C) relating to the Going Private Transaction and of a Schedule 13E-3 relating thereto (collectively, the “Schedules”) to be filed by TeraGlobal with the Securities and Exchange Commission (“SEC”) simultaneously with the Closing;

(c)   Simultaneously with the Closing, TeraGlobal will file with the SEC the Schedules; and that TeraGlobal will promptly respond to any comments received from the SEC with respect to the Schedules;

(d)   TeraGlobal will as soon as permitted under SEC rules, file a final Schedule 13E-3 with the SEC and mail to all of its stockholders a copy of the final Information Statement;

(e)   Neither the Information Statement nor the Schedule 13E-3, when filed and/or delivered, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

2. Each of Wave3 and TeraGlobal agree that Wave3 will provide TeraGlobal with (a) the funds needed to make the Fractional Share Payment by redeeming from TeraGlobal shares of its Class A Common Stock held by TeraGlobal and (b) up to $200,000 of the funds needed pay the transaction expenses that may arise from time to time as a result of the Going-Private Transaction, the Purchase Agreement, or the other transactions consummated in connection therewith (provided that such transactional expenses shall have been approved by WallerSutton 2000, L.P.), by redeeming from TeraGlobal the shares of its Class B Common Stock held by TeraGlobal, each of which series of Common Stock will be deemed repurchased at a price of $9.27 per share.

3.  Each of Wave3 and TeraGlobal represents and warrants with respect to itself that all corporate action necessary for the authorization, execution, delivery and performance by it of this Agreement has been taken. This Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms.

4.  This Agreement may be amended by a written instrument signed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WAVE THREE SOFTWARE, INC.

By:	ROBERT E RANDALL
Name: Robert E. Randall
Title: President

TERAGLOBAL COMMUNICATIONS, CORP.

By:	ROBERT E RANDALL
Name: Robert E. Randall
Title: President